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                                                                      EXHIBIT 12

                             RSL Communications Ltd

      RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

                      (Unaudited in thousands of dollars)


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
                                              1995         1996         1997        1998         1999        Mar-00       Mar-99
                                              ----         ----         ----        ----         ----        ------       ------
 Net Loss                                    (9,402)      (38,240)    (100,199)    (219,224)    (358,227)    (85,243)     (56,964)
 Add:    Income Taxes                             0           395          401        1,334        3,341         169           0
         Loss in Equity Interest of
           Unconsolidated Subsidiaries            0             0            0        3,276        4,728       1,927          224
         Extraordinary Item                       0             0            0       20,800
         Minority Interest                        0           180         (210)      (6,079)      11,365      (3,332)      (1,431)

                                         ------------------------------------------------------------------------------------------

 Pre Tax Income                              (9,402)      (37,665)    (100,008)    (199,893)    (338,803)    (86,479)     (58,171)
         Total fixed charges,
           primarily interest                   194        11,359       41,417        75,70      135,410       39,23        29,68
                                         ------------------------------------------------------------------------------------------

         Ratio of Earnings to Fixed
           Charges and Preferred
           Dividends                            N/A           N/A          N/A          N/A          N/A         N/A          N/A

 Deficiency                                  (9,402)      (37,665)    (100,008)    (199,893)    (338,803)    (86,479)     (58,171)
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